Exhibit 5.1

[Letterhead of Drinker Biddle & Reath LLP]

June 19, 2015

Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

We have acted as counsel to Radian Group Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of $350,000,000 aggregate principal amount of its 5.250% Senior Notes due 2020 (the “Notes”) pursuant to the Underwriting Agreement dated June 16, 2015 (the “Underwriting Agreement”) by and among the Company and each of Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. as representatives of the several underwriters named therein. The Notes will be issued pursuant to the Senior Indenture (the “Base Indenture”) dated March 4, 2013 between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture dated as of June 19, 2015 between the Company and the Trustee (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). The Notes have been offered for sale pursuant to a prospectus supplement dated June 16, 2015 filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), on June 17, 2015 to the prospectus (as amended and supplemented by the prospectus supplement, the “Prospectus”) that constitutes a part of the Company’s Registration Statement on Form S-3 (File No. 333-195738) filed by the Company with the Commission on May 6, 2014 (the “Registration Statement”).

In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Indenture, the global certificate evidencing the Notes, the Underwriting Agreement, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated By-Laws, resolutions of the Company’s Board of Directors and such other documents and corporate records relating to the Company and the issuance and sale of the Notes as we have deemed appropriate.

In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company.

On the basis of the foregoing and subject to the qualifications expressed below, we are of the opinion that:

When the Notes shall have been duly executed and authenticated in accordance with the terms of the Indenture and issued and paid for as contemplated in the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, statutes of limitations and other similar laws and judicial decisions now or hereafter in effect affecting creditors’ rights generally and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness), whether considered in a proceeding in equity or at law.

We express no opinion concerning the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the reference to our firm under the caption “Validity of Securities” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated June 19, 2015 and to the incorporation by reference of this opinion in the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP